UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 11, 2015.

CTPARTNERS EXECUTIVE SEARCH INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34993	52-2402079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, 3rd Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (212) 588-3500
(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 11, 2015, the Board of Directors (the “Board”) of CTPartners Executive Search Inc. (the “Company”) determined that, effective April 2, 2015, Sylvain Dhenin will replace Brian M. Sullivan as the Company’s Chief Executive Officer. Mr. Sullivan’s departure will be treated as a termination by the Company other than for cause under the terms of his employment agreement.

Mr. Dhenin, age 44, has served as a Vice Chairman and member of the Company’s Executive Committee since 2006. He joined the Company as an executive search consultant in its Paris, France office in 2006. Prior to joining the Company, Mr. Dhenin was Managing Partner of Whitehead Mann SAS, the French branch of Whitehead Mann plc. The Company and Mr. Dhenin have not yet entered into an employment agreement or other material compensatory arrangement in connection with his appointment as Chief Executive Officer. The Company will amend this Form 8-K to provide information about any such agreement or arrangement within four business days after the information is determined or becomes available.

Mr. Sullivan will also resign from the Board effective April 2, 2015. The Board is seeking a non-executive director candidate to be elected to the Board and serve as Chairman upon effectiveness of Mr. Sullivan’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015                CTPartners Executive Search Inc.

By: /s/ William J. Keneally
William K. Keneally, Chief Financial Officer